Designated Filer: Feinberg, Larry N.
Issuer & Ticker Symbol: Vermillion, Inc. (VRML)
Date of Event Requiring Statement: December 19, 2013

Explanation of Responses

(1)
After giving effect to the exercise of warrants (the “Warrants”) to acquire 4,339,980 shares of Common Stock, the Oracle Funds (as defined below) beneficially own 7,139,960 shares of Common Stock.  After giving effect to its exercise of Warrants to acquire 2,761,990 shares of Common Stock, Oracle Partners, L.P. (“Oracle Partners”) is the record beneficial owner of 4,543,980 shares of Common Stock.  After giving effect to its exercise of Warrants to acquire 1,577,990 shares of Common Stock, Oracle Ten Fund Master, LP (“Oracle Ten Fund”) is the record beneficial owner of 2,595,980 shares of Common Stock.  Oracle Partners and Oracle Ten Fund shall collectively be referred to herein as the “Oracle Funds”.  Mr. Feinberg is the managing member of Oracle Associates, LLC (“Oracle Associates”), which in turn is the general partner of Oracle Partners and Oracle Ten Fund.  Mr. Feinberg is also the sole shareholder, director and president of Oracle Investment Management, Inc. (“Investment Manager”), which in turn is the investment manager of Oracle Ten Fund.  Because Investment Manager has investment discretion over Oracle Ten Fund, it has voting and dispositive power over the shares held by Oracle Ten Fund. Because Mr. Feinberg is the sole shareholder, director and president of Investment Manager and the managing member of Oracle Associates and Oracle Associates is the general partner of Oracle Partners and Oracle Ten Fund, they have voting and dispositive power over the shares held by Oracle Partners and Oracle Ten Fund.  The foregoing is not an admission by Mr. Feinberg, Oracle Associates or Investment Manager that it is the beneficial owner of the shares held by the Oracle Funds, and each disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein.

(2)	The Warrants are exercisable, in whole or in part, at the option of the holder, at any time and from time to time, at an exercise price of $1.46 per share of Common Stock, subject to adjustments.

(3)	The purchase price for the Warrants was $0.125 for each share of Common Stock subject to the Warrants.